Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2013 FIRST QUARTER RESULTS

•	Reports Same Store Sales Increase of 10.5%

•	Achieves First Quarter Earnings per Diluted Share of $0.34

•	Declares Quarterly Cash Dividend of $0.10 per Diluted Share

EL SEGUNDO, Calif., April 30, 2013 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2013 first quarter ended March 31, 2013.

For the fiscal 2013 first quarter, net sales increased to $246.3 million from net sales of $218.5 million for the first quarter of fiscal 2012. Same store sales increased 10.5% for the first quarter of fiscal 2013. As anticipated, first quarter sales were negatively affected by the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter and into the first quarter this year.

Gross profit for the fiscal 2013 first quarter increased to $80.5 million from $67.4 million in the first quarter of the prior year. The Company’s gross profit margin was 32.7% in the fiscal 2013 first quarter versus 30.9% in the first quarter of the prior year. The improvement in gross profit margin reflects an increase in merchandise margins of 113 basis points and lower store occupancy and distribution costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales improved to 27.6% in the fiscal 2013 first quarter from 30.5% in the first quarter of the prior year. Overall selling and administrative expense increased $1.3 million for the quarter over the prior year due primarily to higher employee labor and benefit-related costs, higher credit card fees and higher operating costs to support an increase in store count, partially offset by lower advertising expense.

Net income for the first quarter of fiscal 2013 was $7.5 million, or $0.34 per diluted share, compared to net income of $156,000, or $0.01 per diluted share, for the first quarter of fiscal 2012.

“We are pleased to deliver a quarter of very strong earnings growth, driven by a double-digit increase in same store sales, improvements in customer traffic and average sale and expansion of merchandise and operating margins,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our operating results significantly exceeded the upper end of our guidance range issued in late February as a result of a stronger than anticipated performance during our March period. We believe these results for the quarter reflect the ongoing enhancements to our merchandise and marketing programs, the continued benefit from the national increase in demand for firearms and ammunition products and more favorable weather conditions in a majority of our markets versus the prior year. Our positive sales trends have continued into the second quarter and we feel well positioned to deliver strong results as we move through the spring and into the summer season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per diluted share, which will be paid on June 14, 2013 to stockholders of record as of May 31, 2013.

Guidance

For the fiscal 2013 second quarter, the Company expects same store sales in the positive mid-single-digit range and earnings per diluted share in the range of $0.20 to $0.26. This guidance reflects the benefit from the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter and into the first quarter of fiscal 2013, as well as increased expenses associated with the development of our e-commerce platform. For comparative purposes, the Company’s earnings per diluted share for the second quarter of fiscal 2012 were $0.12, including $0.03 per diluted share of store closing and non-cash impairment charges.

Store Openings

During the first quarter of fiscal 2013, the Company opened one new store and closed one store as part of a relocation that began in fiscal 2012, ending the quarter with 414 stores in operation. During the fiscal 2013 second quarter, the Company anticipates opening two new stores. For the fiscal 2013 full year, the Company currently anticipates opening approximately 15 to 20 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, April 30, 2013, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the first quarter of fiscal 2013. To access the conference call, participants in North America should dial (888) 505-4375, and international participants should dial (719) 457-2697. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 7, 2013 by calling (877) 870-5176 to access the playback; passcode is 7576733.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 414 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal quarter ended March 31, 2013. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2012. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2013	December 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,357	$7,635
Accounts receivable, net of allowances of $113 and $99, respectively	10,554	15,297
Merchandise inventories, net	271,871	270,350
Prepaid expenses	8,736	8,784
Deferred income taxes	10,114	9,905

Total current assets	306,632	311,971

Property and equipment, net	70,048	72,089
Deferred income taxes	13,948	14,795
Other assets, net of accumulated amortization of $700 and $637, respectively	3,321	3,372
Goodwill	4,433	4,433

Total assets	$398,382	$406,660

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$104,634	$92,688
Accrued expenses	57,665	67,553
Current portion of capital lease obligations	1,831	1,720

Total current liabilities	164,130	161,961

Deferred rent, less current portion	20,736	21,386
Capital lease obligations, less current portion	2,556	2,855
Long-term debt	31,947	47,461
Other long-term liabilities	8,609	8,577

Total liabilities	227,978	242,240

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,934,367 and 23,783,084 shares, respectively; outstanding 21,892,531 and 21,741,248 shares, respectively	240	238
Additional paid-in capital	103,305	102,658
Retained earnings	92,799	87,464
Less: Treasury stock, at cost; 2,041,836 shares	(25,940)	(25,940)

Total stockholders’ equity	170,404	164,420

Total liabilities and stockholders’ equity	$398,382	$406,660

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 31, 2013	April 1, 2012
Net sales	$246,266	$218,496

Cost of sales	165,791	151,068

Gross profit	80,475	67,428

Selling and administrative expense	67,928	66,585

Operating income	12,547	843

Interest expense	453	600

Income before income taxes	12,094	243

Income taxes	4,580	87

Net income	$7,514	$156

Earnings per share:
Basic	$0.35	$0.01

Diluted	$0.34	$0.01

Dividends per share	$0.10	$0.075

Weighted-average shares of common stock outstanding:
Basic	21,453	21,489

Diluted	21,822	21,654